Exhibit 99.16
EXECUTION VERSION
Goldman Sachs International | Peterborough Court | 133 Fleet Street | London EC4A 2BB | Tel: 020-7774-1000 | Telex: 887902 | Cable: GOLDSACHS LONDON | Registered in England No. 2263951 | Registered Office As Above | Regulated by The Financial Services Authority
Opening Transaction

To:	JJ Media Investment Holding Limited
c/o Focus Media Holding Limited
28-30 /F, Zhao Feng World Trade Building
369 Jiangsa Road
Shanghai 200050
People’s Republic of China

A/C:	011887544

From:	Goldman Sachs International

Re:	Share Swap Transaction

Ref. No:	SDB1631930672

Date:	September 7, 2010
Dear Sir(s):
     The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Goldman Sachs International (“GSI”) and JJ Media Investment Holding Limited (“Counterparty”). This Confirmation, taken alone, is neither a commitment by either party to enter into the Transaction nor evidence of the Transaction. The additional terms of the Transaction shall be set forth in a Supplemental Confirmation in the form of Schedule A hereto (the “Supplemental Confirmation”), which shall reference this Confirmation and supplement, form a part of, and be subject to this Confirmation. This Confirmation and the Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.
1. This Confirmation is subject to, and incorporates, the 2006 ISDA Definitions (the “2006 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.
2. This Confirmation and the Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (the “Agreement”), as if GSI and Counterparty had executed the Agreement on the date of this Confirmation (but without any Schedule, except for (i) the election of Loss and Second Method, New York law (without regard to the conflicts of law principles thereof) as the governing law and U.S. Dollars (“USD”) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to the Transaction, (iii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first”, (iv) solely with respect to the Transaction under this Confirmation, the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Counterparty, with a “Threshold Amount” of USD 25 million; provided that the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi), and (v) the provisions of Section 6 below). The Transaction and each Transaction under the Capped Call Confirmation (as defined below) shall be deemed to be Transactions under the same Agreement and shall be deemed the only Transactions under the Agreement.

     All provisions contained in the Agreement are incorporated into and shall govern this Confirmation and the Supplemental Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation, the Supplemental Confirmation, the Agreement, the Equity Definitions and/or the 2006 Definitions, as the case may be, the following will prevail in the order of precedence indicated: (i) the Supplemental Confirmation, (ii) this Confirmation, (iii) the Agreement, (iv) the Equity Definitions and (v) the 2006 Definitions.
3. The Transaction constitutes a Swap Transaction for purposes of the 2006 Definitions and a Share Swap Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation, shall govern the Transaction.
General Terms:

Trade Date:	As set forth in the Supplemental Confirmation.

Effective Date:	As set forth in the Supplemental Confirmation.

Termination Date:	The Cash Settlement Payment Date.

Shares:	The American Depositary Shares of Focus Media Holding Limited (“Issuer”), issued or deemed issued under the Deposit Agreement (as defined below) (Symbol: “FMCN”), each representing five (5) Underlying Shares.

Underlying Shares:	The ordinary shares of Underlying Shares Issuer, par value USD 0.00005 per Underlying Share.

Underlying Shares Issuer:	Focus Media Holding Limited

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges
Equity Amounts Payable:

Equity Amount Payer:	Counterparty

Number of Shares:	As set forth in the Supplemental Confirmation.

Equity Notional Amount:	As set forth in the Supplemental Confirmation, to be equal to the product of (i) the Number of Shares for the Transaction and (ii) the Initial Price for the Transaction.

Equity Notional Reset:	Not Applicable

Equity Payment Date:	The Cash Settlement Payment Date

Final Valuation Date:	The last Exchange Business Day of the Averaging Period, subject to “Valuation Disruption” below.

Type of Return:	Total Return

Initial Price:	As set forth in the Supplemental Confirmation.

Final Price:	In respect of the Final Valuation Date, the arithmetic mean of the VWAP Prices of the Shares for each Valuation Date, subject to “Valuation Disruption” below.

VWAP Price:	For each Valuation Date, subject to “Valuation Disruption” below, means the NASDAQ volume weighted average price per share of the Shares as displayed under the heading “Bloomberg VWAP” on Bloomberg page “FMCN.UQ <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (determined without regard to after hours trading or any other trading outside of the regular trading session trading hours) (or if such volume-weighted average price is unavailable or is, in the Calculation Agent’s reasonable discretion, erroneous, the market value of one Share on such Exchange Business Day reasonably determined by the Calculation Agent using a volume-weighted average method).

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Averaging Period” after the word “material,” in the third line thereof.

Early Closure:	The definition of “Early Closure” in Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Disrupted Day:	Without limiting the generality of Section 6.4 of the Equity Definitions, any Exchange Business Day, on which a Regulatory Disruption occurs, shall also constitute a Disrupted Day.

Regulatory Disruption:	In the event that GSI concludes, in its good faith and reasonable discretion, based on the advice of counsel, that it is reasonably necessary or appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GSI), for it to refrain from all or any part of the market activity in which it would otherwise engage in connection with the Transaction on any Exchange Business Day during the period commencing on the Averaging Period Start Date and ending on the Cash Settlement Payment Date, GSI shall use its reasonable efforts to notify Counterparty in writing that a Regulatory Disruption has occurred on such Exchange Business Day without specifying (and GSI shall not otherwise communicate to Counterparty) the nature of such Regulatory Disruption.

Valuation Dates:	Each Exchange Business Day during the Averaging Period, subject to “Valuation Disruption” below.

Valuation Disruption:	Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs during the Averaging Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the remaining Exchange Business Days during the Averaging Period. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event, the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Final Price or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, and the weighting of the VWAP Price for the relevant Valuation Date shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Final Price with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Any Scheduled Trading Day on which the Exchange is scheduled to close prior to its normal close of trading shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs during the Averaging Period and, following such Disrupted Day, no Exchange Business Day that is not a Disrupted Day has occurred as of the Final Disruption Date, then the Calculation Agent, in its good faith and commercially reasonable discretion, shall deem such Final Disruption Date to be a Valuation Date that is not a Disrupted Day and determine the VWAP Price for such Valuation Date using its good faith estimate of the value of the Shares on such Valuation Date based on the volume, historical trading patterns and price of the Shares and such other factors as it reasonably deems appropriate.

Averaging Period:	As set forth in the Supplemental Confirmation.

Averaging Period Start Date:	As set forth in the Supplemental Confirmation.

Final Disruption Date:	As set forth in the Supplemental Confirmation.
Floating Amounts Payable:

Floating Amount Payer:	GSI

Notional Amount:	The Equity Notional Amount; provided that, for any Calculation Period the Notional Amount shall be the sum of the Adjusted Notional Amounts for each day in such Calculation Period divided by the actual number of days in such Calculation Period.

Adjusted Notional Amount:	In respect of each day in any Calculation Period, (i) for each day of determination prior to the day that is one Settlement

Cycle following the initial Exchange Business Day in the Averaging Period, the Notional Amount for such period, unadjusted by this provision (the “Unadjusted Notional Amount”) and (ii) for each day of determination commencing on the day that is one Settlement Cycle following such initial Exchange Business Day, the Unadjusted Notional Amount multiplied by (a) one minus (b) the number of Exchange Business Days of the Averaging Period elapsed up to and including the day that is one Settlement Cycle prior to such day of determination divided by the total number of Exchange Business Days in the Averaging Period.

To the extent that a Disrupted Day occurs during the Averaging Period, the Calculation Agent will adjust the Adjusted Notional Amount computation accordingly.

Payment Date(s):	The Cash Settlement Payment Date

Floating Rate Option:	USD-Federal Funds-H.15-Bloomberg

Spread:	0.0% per annum

Floating Rate Day Count Fraction:	Actual/360

Reset Date(s):	The first day of each Calculation Period

Business Days:	New York and London

Business Day Convention:	Modified Following
Settlement Terms:

Cash Settlement:	Applicable

Settlement Currency:	USD

Cash Settlement Payment Dates:	The third (3rd) Currency Business Day following the Final Valuation Date.
Dividends:

Dividend Period:	First Period

Dividend Amount:	The Ex Amount multiplied by the Number of Shares; provided that the Calculation Agent shall make appropriate adjustments to the Number of Shares if an ex-dividend date occurs on or following the date that is one Settlement Cycle following the Averaging Period Start Date.

Dividend Payment Date(s):	With respect to any Dividend Amount, the day on which the related dividend is paid by the Depositary to holders of record of the Shares.

Re-investment of Dividends:	Not Applicable
Share Adjustments:

Potential Adjustment Event:	Notwithstanding Section 11.2(e)(v) of the Equity Definitions, none of the Authorized Repurchases shall constitute a Potential Adjustment Event.

“Authorized Repurchases” means the USD 300 million open market Share repurchase program that has been announced by Underlying Shares Issuer prior to the Trade Date pursuant to which approximately USD 37 million of the Shares and/or the Underlying Shares have been repurchased by Underlying Shares Issuer as of the Trade Date, including, for the purposes of determining any remaining capacity under such program, any repurchase by Underlying Shares Issuer pursuant to a single, private, off-exchange transaction between Underlying Shares Issuer and a certain holder of Underlying Shares effected, to the extent Rule 102(b)(6) of Regulation M under the Exchange Act is applicable, in a manner compliant with such Rule 102(b)(6), in all cases, any such purchases to be effected upon arm’s-length terms and conducted in a manner and on pricing terms consistent with customary equity repurchase transactions, or at a discount to prevailing market prices at the time of such purchases, but not at a premium to such prevailing market prices.

Method of Adjustment:	Calculation Agent Adjustment
Extraordinary Events:

New Shares:	In the definition of “New Shares” in Section 12.1(i) of the Equity Definitions, the text in subsection (i) shall be deleted in its entirety and replaced with: “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors)”.

Consequences of Merger Events:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

Composition of Combined Consideration:	Not Applicable; provided that, notwithstanding Sections 12.1(f) and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be determined by a holder of the Shares, the Calculation Agent will, in its reasonable discretion, determine such composition.

Amendments Regarding Merger Events and Tender Offers:
(i) Section 12.1(l) of the Equity Definitions shall be amended (x) by deleting the parenthetical phrase in both the third line thereof and the fifth line thereof and (y) by replacing the word “that” in both the third line thereof and the fifth line thereof with the words “whether or not such announcement”; (ii) Sections 12.1(b), 12.2(b), 12.2(e), 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Merger Date” and “Tender Offer Date”, as the case may be, with the words “Announcement Date”; (iii) Section 12.1(d) of the Equity Definitions shall be amended by replacing the words “that results in such entity or person purchasing, or otherwise obtaining or having the right to obtain” with the words “to purchase, or otherwise obtain or have the right to obtain”; and (iv) (A) Section 12.2(e) shall be amended by inserting, in the first line thereof, after the newly inserted words “Announcement Date”, the words "(or, if the Calculation Agent reasonably determines that such adjustment is appropriate, on the relevant Merger Date or the date on which the Calculation Agent reasonably determines that the Merger Event, with respect to which such Announcement Date has occurred, will not be completed)” and (B) Section 12.3(d) shall be amended by inserting, in the first line thereof, after the newly inserted words “Announcement Date”, the words “(or, if the Calculation Agent reasonably determines that such adjustment is appropriate, on the relevant Tender Offer Date or the date on which the Calculation Agent reasonably determines that an event, with respect to which such Announcement Date has occurred, will not be completed)”.

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed or re-traded on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed or re-traded on any such exchange, such exchange shall be deemed to be the Exchange.

Determining Party:	For all applicable Extraordinary Events, GSI; provided that, upon receipt of written request from Counterparty, Determining Party shall promptly (but in no event later than within seven (7) Scheduled Trading Days from the receipt of such request) provide Counterparty with a written explanation describing in reasonable detail any determination made by it (including any quotations, market data or information from internal sources used in making such calculations, but without disclosing GSI’s proprietary models).

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation” and (ii) replacing the word “Shares” in clause (X) thereof with the phrase “Hedge Positions”; and provided, further that any determination as to whether (i) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law) or (ii) the promulgation of or any change in or public announcement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted on or after the Trade Date.

(b) Failure to Deliver:	Not Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable

(e) Increased Cost of Hedging:	Applicable

Determining Party:	For all applicable Additional Disruption Events, GSI; provided that, upon receipt of written request from Counterparty, Determining Party shall promptly (but in no event later than within seven (7) Scheduled Trading Days from the receipt of such request) provide Counterparty with a written explanation describing in reasonable detail any determination made by it (including any quotations, market data or information from internal sources used in making such calculations, but without disclosing GSI’s proprietary models).

Hedge Positions:	The definition of “Hedge Positions” in Section 13.2(b) of the Equity Definitions shall be amended by (i) inserting the words “, unwind, termination” after the words “entry into” and before the words “or maintenance” in the first line and (ii) replacing the words “a party” with the words “GSI or its Affiliates” in the third line.

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Transfer:	Notwithstanding anything to the contrary in the Agreement, GSI may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of GSI under the Transaction, in whole or in part, to any person without the consent of Counterparty; provided that with respect to either this Transaction or any Transaction under the Capped Call Confirmation (as defined below) (i) an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and (ii) as a result of such transfer, Counterparty will not be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that the Counterparty would have been required to pay to GSI in the absence of such transfer or to receive a payment from which an amount is required to be deducted or withheld for or on account of a tax that would not have been so deducted or withheld absent such assignment or transfer.

GSI Payment Instructions:	To be provided by GSI

Counterparty Payment Instructions: Calculation Agent.	To be provided by Counterparty

GSI; provided that, upon receipt of written request from Counterparty, Calculation Agent shall promptly (but in no event later than within seven (7) Scheduled Trading Days from the receipt of such request) provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal sources used in making such calculations, but without disclosing GSI’s proprietary models).
4. Effectiveness:
     (a) Conditions to Effectiveness. The effectiveness of this Confirmation and the Supplemental Confirmation on the Effective Date shall be subject to the following conditions:
(i)	The “Effective Date” shall have occurred, and all conditions to effectiveness specified in Section 5(a) of the Capped Call Master Confirmation (as defined below) shall have been satisfied, under the Capped Call Transaction Confirmation, dated as of or about the date hereof (including any schedules or annexes thereto), subject to the 1992 ISDA Master Agreement (Multicurrency—Cross Border), as supplemented by each of the Confirmations, each dated as of or about the date hereof (as further amended, supplemented or modified from time to time, the “Capped Call Confirmation”), in respect of certain capped call transactions relating to the Shares.

(ii)	All of the representations and warranties of Counterparty and GSI hereunder and under the Agreement, including this Confirmation and the Supplemental Confirmation, shall be true and correct on such Effective Date and each of Counterparty and GSI shall have performed all of the obligations required to be performed by it hereunder and under the Agreement on or prior to such Effective Date.

(iii)	Counterparty shall have (i) delivered to Citibank, N.A. a repayment letter (the “Payoff Letter”), dated on or about the date hereof, with respect to the Margin Loan Agreement, dated as of November 13, 2009 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Counterparty, the lenders from time to time parties thereto and Citibank, N.A., as administrative agent and collateral agent, providing for repayment of the loan and release of “Collateral” (as defined in the Loan Agreement), (ii) delivered to Citibank, N.A. instructions specifying details of the Securities Account (as defined in the Pledge

Agreement (as defined below)) and (iii) used its best efforts to ensure the delivery of the Shares in accordance with the terms of the Pledge Agreement (as defined below).
     (b) Early Unwind. If delivery of, and payment for, the Shares (as such term is defined in the Underwriting Agreement, dated as of or about the date hereof, among Underlying Shares Issuer, Counterparty, GSI and Goldman, Sachs & Co. (“GS&Co.”) (including any schedules, annexes or supplements thereto, the “Underwriting Agreement”)) shall not have occurred by the Time of Delivery (as such term is defined in the Underwriting Agreement) pursuant to Section 4 of the Underwriting Agreement, the Transaction shall automatically terminate (the “Early Unwind”) on such date and the parties shall have no further obligations in connection with the Transaction, other than in respect of breaches of representations or covenants on or prior to such date.
5. Representations, Warranties, Covenants and Acknowledgments:
     (a) Additional Mutual Representation, Warranty and Covenant of Counterparty and GSI. Each of Counterparty and GSI acknowledges and agrees that:
(i)	The offer and sale of the Transaction has occurred outside of the United States within the meaning of Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

(ii)	It is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.
     (b) Additional Representations, Warranties and Covenants of Counterparty. In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to GSI that:
(i)	Counterparty is not aware of any material nonpublic information concerning Underlying Shares Issuer, the Shares or the Underlying Shares.

(ii)	Counterparty is not entering into this Confirmation and the Supplemental Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress the price of the Shares (or any security convertible into or exchangeable for Shares) for the purposes of inducing the purchase or sale of the Shares by others.

(iii)	Counterparty is entering into this Confirmation and the Supplemental Confirmation in good faith, not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and it has not entered into or altered any of its hedging transaction relating to the Shares corresponding to or offsetting the Transaction.

(iv)	Counterparty is not and, after giving effect to the Transaction contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(v)	Counterparty shall, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default, a Termination Event in respect of which it is an Affected Party, a Potential Adjustment Event, an Extraordinary Event or an Additional Disruption Event, notify GSI within one (1) Scheduled Trading Day of its obtaining knowledge of such occurrence.

(vi)	Except for the legal proceeding In re: Focus Media Limited Litigation, described under item 8.A—“Legal Proceedings” in the annual report on Form 20-F of Focus Media Holding Limited, as filed on June 29, 2010, and as subsequently amended on July 16, 2010 and September 7, 2010, there is not pending or, to Counterparty’s knowledge, threatened against Counterparty, any action, suit or proceeding before any governmental authority or governmental official or any arbitrator that could be reasonably be expected to affect the legality, validity or enforceability against Counterparty of the Agreement, this Confirmation and the Supplemental Confirmation or Counterparty’s ability to perform its obligations under the Agreement, this Confirmation and the Supplemental Confirmation.

(vii)	As of the date of Counterparty’s most recent Schedule 13D filing with the Securities and Exchange Commission, Counterparty was the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 19.39% of the outstanding Underlying Shares. Other than any filings required by the letter dated March 30, 2010 from the Securities and Exchange Commission relating to the application for confidential treatment with respect to the Schedule 13D filed by Counterparty on February 22, 1010, Counterparty (i) has, as of the date hereof, filed all reports required to be filed by it as of such date, and (ii) as of the applicable due date, will file such reports in connection with the Transaction, under Sections 13(d) and (g) of the Exchange Act. All such Schedule 13D filings are or will be, as the case may be, available on the Securities and Exchange Commission website (www.sec.gov).

(viii)	The Transaction does not conflict with, result in a breach or violation of, or constitute a default under, including by reason of its characterization as a derivative product: (A) the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, (B) assuming the full performance by GS&Co. of its obligations under the Underwriting Agreement, any agreement or instrument to which Counterparty is a party or by which Counterparty or any of its properties or assets is bound, or (C) any statute, rule or regulation applicable to, or any order of any court or governmental agency with jurisdiction over, Counterparty or Counterparty’s assets or properties.

(ix)	Counterparty is acting for its own account, and has made its own independent decision to enter into the Transaction and as to whether the Transaction is appropriate or proper based upon Counterparty’s own judgment and upon advice from such legal, tax or other advisors as Counterparty has deemed necessary. Counterparty is not relying on any communication (written or oral) from GSI as tax, accounting or legal advice or as a recommendation to enter into the Transaction; it being understood that information and explanations related to the terms and conditions of the Transaction will not be considered to be tax, legal or accounting advice or a recommendation to enter into the Transaction. Any tax, legal or accounting advice or opinions of third party advisers which GSI has provided to Counterparty in connection with the Transaction has been provided to Counterparty for informational or background purposes only, it is not the basis on which Counterparty enters into the Transaction and will be independently confirmed by Counterparty or Counterparty’s advisors prior to entering into the Transaction. No communication (written or oral) received from GSI will be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(x)	Counterparty is capable of assessing the merits of and understanding the consequences of the Transaction (on Counterparty’s own behalf or through independent professional advice and has taken independent legal advice in connection with the Transaction), and understands and accepts, the terms, conditions and risks of the Transaction. In particular, but without limitation, Counterparty has understood, evaluated and is willing to accept: (A) the legal requirements pertaining to the Transaction; (B) the tax treatment of the Transaction; and (C) the accounting treatment of the Transaction.

(xi)	GSI is not acting as a fiduciary for or an adviser to Counterparty in respect of the Transaction.

(xii)	As of the date hereof, assuming the full performance by GS&Co. of its obligations under the Underwriting Agreement (A) Counterparty has the ability to pay its debts and obligations as such debts mature, does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature, and (B) Counterparty is not or will not be insolvent at the time this Transaction is consummated, and was not or will not be rendered insolvent or will not be insolvent as a result thereof. Counterparty has not engaged and will not engage in any business or transaction with GSI after which the property remaining with Counterparty was or will be unreasonably small in relation to its business.

(xiii)	Counterparty has filed or caused to be filed all material tax returns that are required to be filed by Counterparty and has paid all material taxes shown to be due and payable on said returns or on any assessment made against Counterparty or any of Counterparty’s property and all other material taxes, assessments, fees, liabilities or other charges imposed on Counterparty or any of Counterparty’s property by any governmental authority. Counterparty agrees to notify GSI immediately upon becoming aware that a federal lien filing has been made in respect of Counterparty or any of Counterparty’s property or that any tax authority (including, without limitation, in the United States, the British Virgin Islands, the Republic of Singapore or the People’s Republic of China) intends to make or contemplates making any such filing. Such notification shall specify the nature and status of such filing.

(xiv)	During the period commencing on the date that is ten (10) Scheduled Trading Days prior to the Averaging Period Start Date and ending on the Cash Settlement Payment Date, Counterparty will not seek to control or influence GSI’s or any of its affiliates’ decision to (A) make any purchases or sales of Shares in connection with the Transaction or (B) enter into any hedging transactions in respect of the Transaction.

(xv)	At all times during the term of the Transaction, Counterparty will: (A) except as disclosed in the Schedule 13D filed by Counterparty on February 5, 2010 and the agreements filed as exhibits 99.1 through 99.12 thereto, hold its assets in its own name and separate and distinct from those of any other person; (B) engage in transactions and conduct all other business activities in its own name and present itself to the public as an entity separate from any of its affiliates; and (C) maintain its financial statements, accounting records, and other entity documents separate from any other person or entity, and its financial statements shall show its assets separate and apart from those of any other person or entity, and it shall not have its assets listed on the financial statement of any other entity, except that its assets may be included in a consolidated financial statement of its affiliates.
     (c) Acknowledgments.
(i)	The parties hereto intend for:
(A)	the Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(B)	the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(C)	a party’s right to liquidate, terminate or accelerate the Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of the Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and

(D)	all payments for, under or in connection with the Transaction to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

(ii)	Counterparty acknowledges that:
(A)	during the term of the Transaction, GSI and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction;

(B)	GSI and its affiliates may also be active in the market for the Shares other than in connection with hedging activities in relation to the Transaction;

(C)	GSI shall make its own determination as to whether, when or in what manner any hedging or market activities in the Shares shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Initial Price and the Final Price;

(D)	any market activities of GSI and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Final Price, each in a manner that may be adverse to Counterparty; and

(E)	GSI may purchase or sell shares for its own account at an average price that may be greater than, or less than, the Initial Price and/or the Final Price.
(iii)	For the avoidance of doubt, the parties hereby acknowledge that the Transaction does not in any way confer upon GSI any voting rights, or any ability to exercise any control or direction, with respect to the Shares, and there exists no agreement between them regarding the exercise of any voting rights or any control or direction with respect to the Shares.
6. Miscellaneous.
     (a) Calculations on Early Termination and Set-Off. The parties agree that upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 6(a). Any amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 6(a) shall be effective to create a charge or other security interest. This Section 6(a) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).
     (b) Rule 10b5-1. The parties intend for the Transaction to comply with the requirements of Rule 10b5-1(c)(1)(i)(A) under the Exchange Act and this Confirmation and the Supplemental Confirmation to constitute a binding contract or instruction satisfying the requirements of 10b5-1(c) and to be interpreted to comply with the requirements of Rule 10b5-1(c).
     (c) Calculations and Payment Date upon Early Termination. The parties acknowledge and agree that in calculating Loss pursuant to Section 6 of the Agreement GSI may (but need not) determine losses without reference to actual losses incurred but based on expected losses assuming a commercially reasonable (including without limitation with regard to reasonable legal and regulatory guidelines) “risk bid”, “volume weighted” valuations or “private placement” discounts used to determine loss to avoid awaiting the delay associated with closing out any hedge or related trading position in a commercially reasonable manner prior to or sooner following the designation of an Early Termination Date. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective.
     (d) [Reserved.]
     (e) Additional Definitions; Amendments to Equity Definitions.
(i)	For the purposes of this Confirmation the following definitions will apply:
     “Depositary” means, in relation to the Shares, Citibank, N.A., or any successor thereto from time to time.
     “Deposit Agreement” means, (i) that certain Amended and Restated Deposit Agreement, dated as of April 9, 2007, by and among Issuer, the Depositary, and the holders and beneficial owners of the Shares and (ii) the other agreements or other instruments constituting the Shares, as from time to time amended or supplemented in accordance with their terms.
     “DS Amendment” means, where specified as applicable to a definition or provision, that the following changes shall be made to such definition or provision: (a) all references to “Shares” shall be deleted and replaced with the words “Shares and/or the Underlying Shares”; and (b) all references to “Issuer” shall be deleted and replaced with the words “Issuer or Underlying Shares Issuer, as appropriate”.
     “Replacement DSs” means depositary shares or receipts, other than the Shares, over the same Underlying Shares.
(ii)	The following amendments shall be made to the Equity Definitions:
(A)	The definition of Potential Adjustment Event in Section 11.2(e) of the Equity Definitions shall be amended as follows:
(1)	the DS Amendment shall be applicable, provided that an event under Section 11.2(e)(i) to (vii) of the Equity Definitions in respect of the Underlying Shares shall not constitute a Potential Adjustment Event unless, in the opinion of the Calculation Agent, such event has a material effect on the theoretical value of the Shares; and

(2)
(x)	‘or’ shall be deleted where it appears at the end of subsection (vi);

(y)	‘.’ shall be deleted where it appears at the end of subsection (vii) and replaced with ‘; or’; and

(z)	the following shall be inserted as subsection (viii): “(viii) the making of any amendment or supplement to the terms of the Deposit Agreement that has substantially the same effect on the Shares as clauses (i) to (vi) hereof”.
(B)	In making any adjustment following any Potential Adjustment Event, the Calculation Agent may, but is not required to, have reference to (among other factors) any adjustment made by the Depositary under the Deposit Agreement. If the Calculation Agent reasonably determines that no adjustment that it could make will produce a commercially reasonable result, it shall notify the parties that the relevant consequence shall be the termination of the relevant Transaction, in which case “Cancellation and Payment” will be deemed to apply and any payment to be made by one party to the other shall be calculated in accordance with Section 12.7 of the Equity Definitions.

(C)	The definitions of “Merger Event”, “Tender Offer”, “Share-for-Share”, “Share-for-Other” and “Share-for-Combined” in Section 12.1 of the Equity Definitions shall be amended in accordance with the DS Amendment.

(D)	Following the declaration by Underlying Shares Issuer of the terms of any Merger Event or Tender Offer in relation to the Underlying Shares, the Calculation Agent may, but is not required to, in determining any adjustment pursuant to Modified Calculation Adjustment, have reference to (among other factors) any adjustment made by the Depositary under the Deposit Agreement.

(E)	The definitions of Nationalization and Insolvency in Section 12.6 of the Equity Definitions shall be amended in accordance with the DS Amendment.

(F)	The consequence of a Nationalization or Insolvency in respect of the Depositary shall be Cancellation and Payment.

(G)	If the Depositary announces that the Deposit Agreement is (or will be) terminated, then an Additional Disruption Event shall be deemed to occur and:
(1)	Cancellation and Payment will apply as provided in this Confirmation; provided that the Calculation Agent may determine, in its sole discretion, that a replacement of the Shares with Replacement DSs or the Underlying Shares should take place and that one or more terms of the Transaction should be amended to preserve the fair value of the Transaction to GSI (for the avoidance of doubt, any such adjustment may be made by Calculation Agent either in favor of Counterparty or in favor of GSI, as applicable) and if the Calculation Agent so determines, then Cancellation and Payment shall not apply in respect of such termination of the Deposit Agreement, as applicable, and references to Shares herein shall be replaced by references to such Replacement DSs or the Underlying Shares, as applicable, with such amendments as shall be determined by the Calculation Agent; and

(2)	where Cancellation and Payment applies under (G)(1) above in respect of a termination of the Deposit Agreement, the Equity Definitions shall be interpreted as follows: (i) such termination shall be deemed to be an “Extraordinary Event”; (ii) Cancellation and Payment shall apply as defined in Section 12.6(c)(ii) of the Equity Definitions; and (iii) the definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions shall include the following additional clause (vii) at the end of the first sentence thereof: “(vii) in the case of a termination of the Deposit Agreement, the date of the first public announcement by the Depository that the Deposit Agreement is (or will be) terminated”.
(H)	The definitions of “Hedging Disruption” and “Increased Cost of Hedging” in the Equity Definitions shall each be amended as follows:
(1)	the words “any transaction(s) or asset(s) it deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the relevant Transaction” shall be deleted and replaced with the words “any Share(s), any transaction(s) referencing any Share(s), or any transaction(s) or asset(s) that, in each case, it deems necessary to hedge the equity price risk and/or foreign exchange risk of entering into and performing its obligations with respect to the relevant Transaction”; and

(2)	the words “any such transaction(s) or asset(s)” shall be deleted and replaced with the words “any such Share(s) or transaction(s) or asset(s).”
(I)	If Cancellation and Payment applies under Section 6(e)(ii)(F) or Section 6(e)(ii)(G) of this Confirmation in respect of a Transaction, then the Determining Party shall be GSI; provided that, upon receipt of written request from Counterparty, Determining Party shall promptly (but in no event later than within seven (7) Scheduled Trading Days from the receipt of such request) provide Counterparty with a written explanation describing in reasonable detail any determination made by it (including any quotations, market data or information from internal sources used in making such calculations, but without disclosing GSI’s proprietary models).

(J)	The definition of “Insolvency Filing” in Section 12.9(a)(iv) of the Equity Definitions shall be amended in accordance with the DS Amendment.

(K)	For the avoidance of doubt, where a provision is amended by this Section 6(e) in accordance with the DS Amendment, if the event described in such provision occurs in respect of the Underlying Shares or Underlying Shares Issuer, then the consequence of such event shall be interpreted consistently with the DS Amendment and such event.
     (f) Non-Confidentiality. The parties hereby agree that (i) effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind, including opinions or other tax analyses, provided by GSI and its affiliates to Counterparty relating to such tax treatment and tax structure; provided that the foregoing does not constitute an authorization to disclose the identity of GSI or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information, and (ii) GSI does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Counterparty.
     (g) Right to Extend. GSI may, without duplication with the provisions under “Regulatory Disruption” above, postpone the remaining Exchange Business Days during the Averaging Period, the Cash Settlement Payment Date or any other date of valuation or payment by GSI (and may make corresponding adjustments to the Final Disruption Date), with respect to some portion or all of the Number of Shares, if GSI determines, in its good faith and reasonable discretion, that such extension is reasonably necessary or advisable to preserve GSI’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable GSI or one of its affiliates to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if GSI or such an affiliate were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements.
     (h) Counterparts. This Confirmation may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
     (i) Severability; Illegality. If compliance by either party with any provision of the Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.
     (j) Third Party Rights. This Confirmation and the Supplemental Confirmation are not intended and shall not be construed to create any rights in any person other than Counterparty, GSI and their respective successors and assigns and no other person shall assert any rights as third-party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Counterparty and GSI shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not.
     (k) General Obligations Law of New York. With respect to the Transaction, (i) this Confirmation, as supplemented by the Supplemental Confirmation, is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); (ii) such Supplemental Confirmation constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (iii) this Confirmation constitutes a prior “written contract” as set forth in Section 5-701(b)(1)(b) of the General

Obligations Law, and each party hereto intends and agrees to be bound by this Confirmation, as supplemented by the Supplemental Confirmation.
     (l) Waiver of Rights. Any provision of this Confirmation and the Supplemental Confirmation may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.
     (m) Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction by, among other things, the mutual waivers and certifications provided herein.
     (n) Submission to Jurisdiction. Section 13(b) of the Agreement is deleted in its entirety and replaced by the following:
“Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to the Agreement and/or the Transaction, or for recognition and enforcement of any judgment in respect thereof (each, “Proceedings”), to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in this Confirmation or the Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or decline to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under the Agreement or this Confirmation, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”
     (o) Process Agent. GSI appoints as its Process Agent: Goldman, Sachs & Co., 200 West Street, New York, NY 10282-2198. Counterparty appoints as its Process Agent: to be provided by Counterparty on or prior to the Effective Date.
     (p) Credit Support Document. With respect to Counterparty, each of the following shall constitute a Credit Support Document for the Transaction:
(i)	The Pledge and Security Agreement, dated as of or about the date hereof, between Counterparty and GSI (the “Pledge Agreement”) pursuant to which, inter alia, in order to secure its obligations under the Transaction, Counterparty has granted a first priority security interest in certain assets described therein; and

(ii)	the Guaranty, dated as of or about the date hereof, executed by Mr. Jason Nanchun Jiang (the “Guarantor”) guaranteeing the “Guaranteed Obligations” (as defined therein) in favor of GSI as beneficiary thereof (the “Guaranty”), substantially in the form of Annex A hereto.

     (q) Additional Termination Event. An occurrence of any event of default or a termination event with respect to Counterparty under the Capped Call Confirmation or the Underwriting Agreement shall constitute an Additional Termination Event under the Agreement, with respect to which Counterparty shall be the sole Affected Party.
     (r) Credit Support Provider. In relation to Counterparty, Guarantor.
     (s) Offices.
(i)	The Office of GSI for the Transaction is: Peterborough Court, 133 Fleet Street, London EC4A 2BB, United Kingdom

(ii)	The Office of Counterparty for the Transaction is: 28/F Zhao Feng World Trade Building, 369 Jiang Su Road, Shanghai 200060, People’s Republic of China.
     (t) Notices. Unless otherwise specified, notices under this Agreement may be made by telephone, to be confirmed in writing to the address below. Changes to this Section 6(t) must be made in writing.
(i)	If to Counterparty:
JJ MEDIA INVESTMENT HOLDING LIMITED
c/o Focus Media Holding Limited
28-30 /F, Zhao Feng World Trade Building
369 Jiangsa Road
Shanghai 200050
People’s Republic of China
Attn: Jason Jiang
Phone: 8621-2216-4088
Fax: 8621-2216-4174
(ii)	If to GSI:
GOLDMAN SACHS INTERNATIONAL
Peterborough Court, 133 Fleet Street, London EC4A 2BB, United Kingdom
Attn: Equity Derivatives Documentation Department
Fax: 44 20 7774 0899
With a copy to:
Goldman, Sachs & Co.
200 West Street
New York, NY 10282-2198
Attn: Serge Marquie, Equity Capital Markets
Phone: 212-902-9779
Fax: 917-977-4253
Email: marqse@am.ibd.gs.com
With a copy to:
Goldman Sachs International
67th Floor, Cheung Kong Center
2 Queens Road Central
Hong Kong
People’s Republic of China
Attn: Ross Hiatt, Equity Capital Markets

Phone: 852 2978 1025
Email: ross.hiatt@gs.com
And email notification to the following address:
Eq-derivs-notifications@am.ibd.gs.com

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GSI) correctly sets forth the terms of the agreement between GSI and Counterparty with respect to this Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, Facsimile No. 212-428-1980/83.

Yours faithfully, GOLDMAN SACHS INTERNATIONAL
By:	/s/ Simon Hall
	Name:	Simon Hall
	Title:	Executive Director

Agreed and Accepted By: JJ MEDIA INVESTMENT HOLDING LIMITED
By:	/s/ Jason Nanchun Jiang
	Name:	Jason Nanchun Jiang
	Title:	Director

[Signature Page to the Confirmation—Share Swap Transaction]

SCHEDULE A
SUPPLEMENTAL CONFIRMATION

To:	JJ Media Investment Holding Limited
c/o Focus Media Holding Limited
28-30 /F, Zhao Feng World Trade Building
369 Jiangsa Road
Shanghai 200050
People’s Republic of China

A/C:	011887544

From:	Goldman Sachs International

Re:	Share Swap Transaction

Ref. No:	SDB1631930672

Date:	September 7, 2010
     The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman Sachs International (“GSI”) and JJ Media Investment Holding Limited (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between GSI and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1. This Supplemental Confirmation supplements, forms part of, and is subject to the Confirmation dated as of September 7, 2010 (the “Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Confirmation govern this Supplemental Confirmation except as expressly modified below.
2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	September 7, 2010

Effective Date:	The date of the Time of Delivery (as such term is defined in the Underwriting Agreement (as defined in Section 4(b) of the Confirmation)).

Number of Shares:	[_____]

Equity Notional Amount:	[_____]

Initial Price:	USD [_____].

Averaging Period:	The [__ (__)] Exchange Business Days from and including the Averaging Period Start Date, subject to postponement as provided under the caption “Valuation Disruption” in Section 3 of the Confirmation.

Averaging Period Start Date:	[_____], 2010

Final Disruption Date:	[_____], 2010

3. This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Counterparty hereby agrees (i) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (ii) to confirm that the foregoing (in the exact form provided by GSI) correctly sets forth the terms of the agreement between GSI and Counterparty with respect to this Transaction, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, Facsimile No. 212-428-1980/1983.

Yours faithfully,

GOLDMAN SACHS INTERNATIONAL

By:
Name:
Title:

Agreed and Accepted By: JJ MEDIA INVESTMENT HOLDING LIMITED
By:
Name:
Title:

[Signature Page to the Supplemental Confirmation—Share Swap Transaction]

ANNEX A
GUARANTY
     GUARANTY (as the same may be amended, supplemented or otherwise modified from time to time, the “Guaranty”), dated as of September [7], 2010 of Mr. Jason Nanchun Jiang (the “Guarantor”) in favor of Goldman Sachs International (the “Beneficiary”).
     WHEREAS, JJ Media Investment Holding Limited (the “Company”) and the Beneficiary have entered into (i) the Capped Call Transaction Master Confirmation, dated as of or about the date hereof, and each of the Confirmations, each dated as of or about the date hereof, subject to the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (as further amended, supplemented or modified from time to time, and together with all schedules, annexes and exhibits thereto, the “Capped Call Confirmation”), (ii) the Share Swap Transaction Confirmation, dated as of or about the date hereof, and the Supplemental Confirmation, dated as of or about the date hereof, subject to the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (as further amended, supplemented or modified from time to time, and together with all schedules, annexes and exhibits thereto, the “Swap Confirmation”) and (iii) the other Transaction Documents (as defined in the Capped Call Confirmation);
     WHEREAS, in consideration of the entry of the Beneficiary into the Capped Call Confirmation and the obligations of Beneficiary pursuant thereto and the entry of the Beneficiary into the Swap Confirmation and the obligations of Beneficiary pursuant thereto, the Guarantor has agreed to guarantee the payment of all amounts, and the performance of all obligations, by the Company under the Swap Confirmation, the Capped Call Confirmation and the other Transaction Documents;
     WHEREAS, all capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Capped Call Confirmation or the Swap Confirmation, as the case may be;
     NOW, THEREFORE, the Guarantor hereby agrees as follows:
     Section 1. The Guaranty.
          (a) The Guarantor hereby irrevocably, absolutely and unconditionally guarantees to the Beneficiary, with effect from the date of the Swap Confirmation and the other Transaction Documents, the due and punctual payment (and not merely collection), in U.S. dollars, of all present and future amounts, whether absolute or contingent, and whether for principal, interest, fees, breakage costs, expenses, indemnification or otherwise, owing by the Company under the Swap Confirmation, the Capped Call Confirmation and the other Transaction Documents, as and when such amounts become due and payable, whether at their scheduled due dates, upon acceleration or otherwise (or would otherwise be owing, due or payable under the Swap Confirmation and the other Transaction Documents) and the performance of all delivery and other obligations of the Company under the Swap Confirmation and the other Transaction Documents in accordance with the terms thereof (such payment and performance obligations, the “Guaranteed Obligations”).
          (b) The obligations of the Guarantor under this Guaranty constitute a guaranty of payment and performance when due and not of collection.
          (c) The Guarantor hereby agrees to pay all costs, fees and expenses (including, without limitation, fees and disbursements of counsel) incurred by the Beneficiary in enforcing this Guaranty.
          (d) In no event shall the Beneficiary be obligated to take any action, obtain any judgment or file any claim prior to enforcing this Guaranty. The Beneficiary shall have the right, individually or jointly, to demand payment or performance of the Guaranteed Obligations upon failure of the Company punctually to pay or perform the same and to enforce the obligations of the Guarantor under this Guaranty. Accordingly, upon failure of the Company punctually to pay or perform any Guaranteed Obligation and upon demand by the Beneficiary to the Guarantor, the Guarantor agrees to pay or perform, or cause to be paid or performed, such Guaranteed Obligation; provided that delay by the Beneficiary in giving such demand shall in no event affect the Guarantor’s obligations under this Guaranty. The rights, powers, remedies and privileges provided in this Guaranty are cumulative and not exclusive of any rights, powers, remedies and privileges provided by any other agreement or by law.
          (e) The Guarantor hereby agrees that this is a continuing guaranty and that the Guaranteed Obligations shall be unconditional. The Guaranteed Obligations shall not be discharged except by the complete payment of the amounts payable under the Swap Confirmation, the Capped Call Confirmation and the other Transaction Documents, irrespective of (1) any claim as to the validity, regularity or enforceability of the Swap Confirmation or this Guaranty or any other of the other Transaction Documents; (2) any purported lack of authority of the Company to execute or deliver the Transaction Documents; (3) any change in the time, manner or place of payment of, or in any other term of, or amendment to, any Transaction Document; (4) any waiver or consent by the Beneficiary with respect to any provisions of the Swap Confirmation or any other Transaction Document or any compromise or release of any of the obligations thereunder; (5) the absence of any action to enforce the Swap Confirmation or any other Transaction Document, to recover any judgment against the Company or to enforce a judgment against the Company under the Swap Confirmation or any other Transaction Document; (6) the existence of any bankruptcy, insolvency, reorganization or similar proceedings involving the Company; (7) any setoff, counterclaim, or defense of any kind or nature which may be available to or asserted by the Guarantor or the Company against the Beneficiaries or any of their affiliates; (8) any impairment, furnishing, exchange or release of, or failure to perfect or enforce any security interest in, collateral securing the Obligations; (9) any change in the laws, rules or regulations of any jurisdiction; (10) any present or future action of any governmental authority amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the obligations of the Company under the Swap Confirmation or any other Transaction Document to which it is a party or of the Guarantor under this Guaranty, or (11) any other circumstance (other than full payment or performance) which might otherwise constitute a legal or equitable discharge or defense of a guarantor generally.
          (f) The Guarantor hereby waives diligence, presentment, demand on the Company for payment or otherwise, any filing of claims, any requirement of a prior proceeding against the Company and protest or notice of any kind whatsoever. If at any time (including any time after termination or expiration of this Guaranty) payment of any of the Guaranteed Obligations is rescinded or must be otherwise restored or returned by the Beneficiary upon the insolvency, bankruptcy or reorganization of the Company or the Guarantor or otherwise, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated upon such restoration or return being made by such Beneficiary, all as though such payment had not been made.
     Section 2. Representations and Warranties. The Guarantor represents and warrants to the Beneficiary on the date hereof and during the duration of this Guaranty that:
          (a) he has full power, authority, and legal right to execute and deliver this Guaranty and to perform the provisions of this Guaranty on his part to be performed;
          (b) this Guaranty has been duly executed and delivered by the Guarantor and constitutes the legal, binding and enforceable obligation of the Guarantor and the Guarantor’s executors, administrators, guardians, conservators, successors and assigns;
          (c) his execution, delivery and performance of this Guaranty have been and remain duly authorized by all necessary action and do not contravene any provision of any organizational document, any laws applicable to him or any contractual restriction binding on him or his assets;
          (d) no notice to, consent, authorization or approval by, or filing with, any governmental authority having jurisdiction over the Guarantor or his property is required for his execution, delivery or performance of this Guaranty;
          (e) except for the legal proceeding In re: Focus Media Limited Litigation, described under item 8.A—“Legal Proceedings” in the annual report on Form 20-F of Focus Media Holding Limited, as filed on June 29, 2010, and as subsequently amended on July 16, 2010 and September 7, 2010, to which proceeding Jason Nanchun Jiang as a director of Focus Media Holding Group is named as a party, there is not pending or, to the Guarantor’s knowledge, threatened against the Guarantor, any action, suit or proceeding before any governmental authority or governmental official or any arbitrator that could be reasonably be expected to affect the legality, validity or enforceability against the Guarantor of this Guaranty or the Guarantor’s ability to perform his obligations under this Guaranty; and
          (f) the execution by the Guarantor of this Guaranty is a free, voluntary and competent act.
     Section 3. Subrogation of Rights. By accepting this Guaranty and entering into the Transaction Documents to which it is a party, the Beneficiary agrees that the Guarantor shall be subrogated to all rights of the Beneficiary against the Company in respect of any amounts paid by the Guarantor pursuant to this Guaranty, provided that the Guarantor shall be entitled to enforce or to receive any payment or take any other action arising out of or based upon such right of subrogation only when all amounts payable by the Company under the Transaction Documents to which it is a party have been paid and the Transaction Documents to which it is a party have been terminated.
     Section 4. Binding Effect. This Guaranty shall be binding upon the Guarantor, his executors, administrators, guardians, conservators, successors and assigns and shall inure to the benefit of each Beneficiary and its successors and assigns. The Guarantor may not assign his rights nor delegate his obligations under this Guarantee, in whole or in part, without prior written consent of the Beneficiary, and any purported assignment or delegation absent such consent is void. If the Beneficiary assigns or otherwise transfers all or any portion of its rights and obligations under the Swap Confirmation or the Capped Call Confirmation to any other Person, in each case, in accordance with the terms thereof, then such other Person shall thereupon become a Beneficiary hereunder vested with all the benefits in respect of such transferred rights and obligations granted to the predecessor Beneficiary herein.
     Section 5. Notices. Any notice to the Guarantor hereunder shall be in writing and sent in any manner permitted by Section 12(a) of the Agreement (as defined in the Swap Confirmation) to the following address and person or to such other address or person’s attention as the Guarantor shall from time to time notify the Beneficiary.
Jason Nanchun Jiang
c/o Focus Media Holding Company
28-30/F, Zhao Feng World Trade Building
369 Jiangsa Road
Shanghai 200050
People’s Republic of China
     Any notice addressed as provided above shall be deemed given as provided in Section 12(a) of the Agreement (as defined in the Swap Confirmation).
     Section 6. Governing Law; Submission to Jurisdiction.
          (a) This Guaranty shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of another jurisdiction.
          (b) The Guarantor irrevocably submits to the “jurisdiction” specified in Section 13(b) of the Agreement (as defined in, and modified by, the Swap Confirmation) for purposes of any action or proceeding relating to this Guaranty and irrevocably appoints the Process Agent identified in Section 6(o) of the Swap Confirmation as its agent to receive service of summons or any other legal process in connection with any action or proceeding relating to this Guaranty brought in any such court. The Guarantor irrevocably waives, to the fullest extent permitted by law, any defense or objection it may have that any such action or proceeding in any such court has been brought in an inconvenient forum.
     Section 7. Amendment. This Guaranty shall not be amended, supplemented or otherwise modified except by a writing signed by the Guarantor and the Beneficiary.

     Section 8. Gross-Up. The provisions of Section 2(d) of the Agreement (as defined in the Swap Confirmation) are incorporated by reference herein mutatis mutandis for the benefit of the Beneficiary with respect to any and all payments by the Guarantor under this Guaranty.

     IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

GUARANTOR
By:
Name:	Jason Nanchun Jiang

ACCEPTED BY: GOLDMAN SACHS INTERNATIONAL
By:
Name:
Title: